NEWS RELEASE

Contact:

Jeffrey Freedman, Investor Relations

investorrelations@ecostim-es.com

281-531-7200

Eco-Stim Energy Solutions reports fourth quarter and full year 2017 results;

Annual revenue increases 427% to $44 million from $8 million in 2016

HOUSTON, TEXAS – March 9, 2018 - Eco-Stim Energy Solutions, Inc. (NASDAQ: ESES) (“EcoStim” or the “Company”) announced its financial and operating results for the quarter and year ended December 31, 2017.

RECENT DEVELOPMENTS & FOURTH QUARTER 2017 HIGHLIGHTS

●	Generated 4Q17 Revenue of $19.8 million, 51% increase over 3Q17
●	Generated 2017 Annual Revenue of $44 million, 427% increase over 2016
●	Redeployed US Fleet #1 from Mississippian Lime to STACK at improved rates
●	Both US Fleets expected to experience improved utilization and profitability for balance of 2018
●	Secured working capital facility in February to enhance liquidity and support growth

J. Chris Boswell, President and Chief Executive Officer, stated, “2017 was a big transition year for EcoStim as we commenced operations for two spreads in the US and advanced efforts in Argentina to improve contract terms and operational performance. We are pleased with the progress we have made on both fronts while we continue to navigate the challenges associated with growing a relatively young enterprise.

In early March we redeployed our Fleet #1 into the STACK at improved rates and now expect both US Fleets to operate at profitability levels in-line with industry averages. In Argentina, we have submitted a proposal to amend our agreement that we believe will improve utilization and minimize stand-by time. If finalized, the revised agreement is expected to be effective beginning on March 1, 2018. If we are unable to reach agreement, we expect to be released from the contract and would then be available to participate in work at higher 2018 pricing levels. As part of our ongoing negotiations in Argentina, in February 2018, we eliminated certain third-party services which contributed negatively to our fleet level gross margin during 2017.

I want to thank our entire team for their hard work and dedication during this transition year in which we were able to accomplish so many challenging tasks to reduce operational risks and improve our market position. We believe that recent operational improvements and the impact of investments made over the past year are not fully reflected in the Company’s historical financial performance. We intend to continue to take appropriate actions to increase shareholder value and narrow EcoStim’s valuation gap as compared with its peers.”

Year Ended December 31, 2017 Financial Results

For the year ended December 31, 2017, EcoStim reported a net loss of $26.9 million or a loss of $0.41 per basic and diluted share as compared to a net loss of $17.9 million, or a loss of $1.32 per basic and diluted share, reported for the year ended December 31, 2016. Net loss for the years ended 2017 and 2016 included non-cash expenses of approximately $10.2 million and $5.6 million, respectively, consisting of depreciation, debt discounts, loan origination cost amortization and stock compensation.

Adjusted EBITDA for the year ended December 31, 2017 was a loss of $16.1 million as compared to a loss of $8.0 million in 2016. The Adjusted EBITDA loss in 2017 was primarily related to the start-up of two fleets in the US over an eight-month time period and continued losses in Argentina related to low prices, high third-party costs and low utilization. Based on the anticipated changes to our Argentina operation and the redeployment of the Company’s US Fleet #1 in early March 2018, we expect to achieve positive gross margins going forward.

Fourth Quarter Financial Results

For the fourth quarter of 2017, EcoStim reported a net loss of $9.1 million, or a loss of $0.12 per basic and diluted share, as compared to a net loss of $6.6 million, or a loss of $0.10 per basic and diluted share, reported for the third quarter of 2017. The net loss for the fourth quarter of 2016 was $4.6 million, or a loss of $0.34 per basic and diluted share. Net loss for the fourth quarter of 2017 included approximately $4.0 million of non-cash expenses consisting of depreciation, debt amortization and stock compensation. The increased losses in the fourth quarter of 2017 were primarily caused by one of our two US frac fleets being idle for a substantial portion of the quarter (a gross margin loss of $1.7 million) and continued losses in Argentina related to high third-party costs and low utilization (a gross margin loss of $1.4 million).

The gross margin contribution from our US Fleet #2 is expected to grow during Q1 2018 as a result of having a full quarter contribution and grow further during Q2 2018 as the Company moves outside of the winter season. Also, during Q4 2017, our US Fleet #2 incurred certain pre-operating costs that will not re-occur in Q1 2018.

Adjusted EBITDA for Q4 2017 was a loss of $4.7 million, as compared with a loss of $2.0 million in Q4 2016 and a loss of $4 million in Q3 2017. The lower EBITDA in Q4 2017 was related to the gross margin losses discussed above.

SG&A Expense

Selling, general and administrative (“SG&A”) expense in the fourth quarter of 2017 was approximately $2.7 million compared to $2.3 million for the prior quarter and $1.3 million for the fourth quarter of 2016. Our SG&A expense is primarily related to normal overhead, selling and administrative cost but also includes the cost associated with being a public company and maintaining an international operation. The $0.4 million increase in SG&A expense from Q3 2017 to Q4 2017 was primarily caused by (i) increased non-cash stock compensation expense; (ii) increased director compensation expense, including non-cash stock compensation expense; and (iii) certain increased legal expenses.

Cash and Total Liquidity

On December 31, 2017, EcoStim had cash and cash equivalents of approximately $8.8 million, compared to $1.7 million at December 31, 2016 and $21.7 million at September 30, 2017.

Capital Expenditures

Total capital expenditures during the fourth quarter of 2017 were approximately $10.7 million compared to $16.9 million in the third quarter of 2017 and $0.6 million in the fourth quarter of 2016. For 2017, our capital expenditures were $35.4 million, primarily related to investments in the Company’s two US frac fleets. As a result of our investments, our total pumping horsepower has increased to approximately 168,750 HHP, including six rental pumps and approximately 45,000 HHP of equipment that is subject to refurbishment and upgrades prior to activation.

Forward Guidance

The Company has a limited operating history, with less than one full year working in the US and only three years of operations in Argentina in a difficult but improving market environment. While the market in both Argentina and the U.S. is now much stronger, utilization of our frac fleets is difficult to accurately predict and therefore the Company does not plan to provide any earnings guidance for 2018 at this time. As the Company’s capacity additions made over the past year are deployed and the Company develops a longer operating history in the US, management may decide to provide guidance in the future. Factors that may influence our outlook and performance include the reliability and performance of our equipment, utilization of our assets in both the US and Argentina markets, the size of each job, pricing levels, and the service and product components of each job, as well as other factors discussed in our filings with the US Securities and Exchange Commission.

Conference Call

The Company will host a conference call on March 9, 2018 at 8:00 AM EST, 7:00 AM CST. To participate in the call please dial 877-900-9524 from the United States and Canada, and 412-902-0029 internationally. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through April 20, 2018 by dialing 877-660-6853 from the U.S. and Canada, and 201-612-7415 internationally. The replay passcode is 13597819.

About the Company

EcoStim is an environmentally focused oilfield service and technology company providing well stimulation and completion services and field management technologies to oil and gas producers drilling in the U.S. and international unconventional shale markets. In addition to conventional pumping equipment, EcoStim offers its clients completion techniques that can dramatically reduce horsepower requirements, emissions and surface footprint.

Forward-Looking Statements:

Certain statements and information in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” “offer to” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company is preparing for, plans, expects, believes or anticipates will or may occur in the future are forward-looking statements. Examples of forward-looking statements include, but are not limited to, the Company’s statements made relating to: (i) revenue, earnings, profitability, gross margin, and other financial results for future periods, (ii) future pricing and other conditions in the markets served by the Company, (iii) the future utilization of the Company’s frac fleets, and (iv) the Company’s efforts and ability to renegotiate the terms of its existing contract in Argentina, or the potential for the Company to receive an early release from the contract, and the anticipated timing thereof. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ materially from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Investors should carefully consider the risk factors included in our filings, and should keep in mind the cautionary statements in this press release and in our filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Financial Statements

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$8,826,076	$1,731,364
Accounts receivable	10,167,044	2,865,707
Inventory	3,699,245	2,047,163
Prepaids	4,363,064	1,918,875
Other assets	787,846	31,664
Total current assets	27,843,275	8,594,773

Property, plant and equipment, net	75,825,539	38,382,391
Other non-current assets	-	325,756
Total assets	$103,668,814	$47,302,920

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,110,691	$2,453,551
Accrued expenses	4,820,774	4,503,180
Short-term notes payable	6,130,567	2,000,000
Current portion of long-term notes payable	916,453	-
Current portion of capital lease payable	836,855	789,166
Total current liabilities	29,815,340	9,745,897

Non-current liabilities:
Long-term notes payable	1,172,712	21,737,404
Long-term capital lease payable	-	766,687
Total non-current liabilities	1,172,712	22,504,091

Stockholders’ equity
Common stock	$74,578	$14,485
Additional paid-in capital	144,071,119	59,556,505
Treasury stock	(57,469)	(57,469)
Accumulated deficit	(71,407,466)	(44,460,589)
Total stockholders’ equity	72,680,762	15,052,932
Total liabilities and stockholders’ equity	$103,668,814	$47,302,920

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$19,807,203	$2,062,775	$44,017,748	$8,352,236

Operating cost and expenses:
Cost of services	22,381,470	2,865,514	53,002,499	10,630,233
Selling, general, and administrative	2,661,251	1,279,298	8,441,933	5,892,235
Research and development	126,271	82,300	456,288	486,128
Depreciation and amortization expense	3,328,412	1,313,237	8,029,247	4,667,797
Total operating costs and expenses	28,497,404	5,540,349	69,929,967	21,676,393

Operating loss	(8,690,201)	(3,477,574)	(25,912,219)	(13,324,157)

Other income (expense):
Interest income	88,193	29,827	203,566	774,665
Interest expense	(181,816)	(914,569)	(1,314,520)	(3,978,728)
Other expenses	(346,401)	(141,405)	(557,233)	(1,091,708)
Total other income (expense)	(440,024)	(1,026,147)	(1,668,187)	(4,295,771)

Benefit (provision) for income taxes	270	(88,610)	633,529	(305,320)

Net loss	$(9,129,955)	$(4,592,331)	$(26,946,877)	$(17,925,248)

Basic and diluted loss per share	$(0.12)	$(0.34)	$(0.41)	$(1.32)

Weighted average number of common shares outstanding-basic and diluted	74,496,446	13,650,524	66,065,417	13,615,428

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Operating Activities
Net loss	$(26,946,877)	$(17,925,248)
Depreciation and amortization	8,029,247	4,667,797
Amortization of debt discount and loan origination cost	459,797	255,530
Stock based compensation	1,754,706	695,910
Changes in operating assets and liabilities:
Accounts receivable	(7,301,337)	5,289,557
Inventory	(1,652,082)	(500,700)
Prepaids and other assets	(2,141,490)	1,468,076
Accounts payable and accrued expenses	13,305,679	772,223
Net cash used in operating activities	(14,492,357)	(5,276,855)
Investing Activities
Purchase of equipment	(35,379,441)	(4,591,080)
Net cash used in investing activities	(35,379,441)	(4,591,080)
Financing Activities
Proceeds from sale of common stock, net	41,624,402	1,558,555
Proceeds from notes payable	18,719,126	2,194,611
Payments on notes payable	(2,587,852)	(3,293,732)
Payments on capital lease	(789,166)	(565,449)
Purchase of treasury stock	-	(37,175)
Net cash provided by (used in) financing activities	56,966,510	(143,190)

Net increase (decrease) in cash and cash equivalents	7,094,712	(10,011,125)
Cash and cash equivalents, beginning of year	1,731,364	11,742,489
Cash and cash equivalents, end of year	$8,826,076	$1,731,364

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$385,259	$3,448,408
Cash paid during the year for income taxes	$541,723	$140,341

Non-cash transactions
Property, plant and equipment additions in account payable	$1,669,057	$1,327,927
Notes payable settled through recapitalization	$22,000,000	$-
Conversion of debt to equity	$41,354,301	$-
Interest forgiven from convertible debt	$634,477	$-
Equipment purchased with notes payable	$8,807,582	$-

Non-GAAP Financial Information:

Adjusted EBITDA, a non-GAAP term, is used by management to evaluate, assess and benchmark our operational results. The Company uses adjusted EBITDA as a supplement measure to review and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income.

Adjusted EBITDA is defined as net loss with adjustments for depreciation and amortization, interest expense, interest forgiven, income tax provision, foreign exchange, and other expenses and non-cash stock-based compensation expense.

ECO-STIM ENERGY SOLUTIONS, INC.

RECONCILIATION NET LOSS TO ADJUSTED EBITDA

The following table presents a reconciliation of net loss to adjusted EBITDA, which is the most comparable non-GAAP performance measure, for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss	$(9,129,955)	$(4,592,331)	$(26,946,877)	$(17,925,248)

Depreciation and amortization	3,328,412	1,313,237	8,029,247	4,667,797
Interest expense (income)	93,623	884,742	1,745,431	3,204,063
Interest forgiven	-	-	(634,477)	-
Provision (benefit) for income taxes	(270)	88,610	(633,529)	305,320
EBITDA	$(5,708,190)	$(2,305,742)	$(18,440,205)	$(9,748,068)
Foreign exchange	224,363	94,495	288,536	926,086
Other expenses (income)	122,038	46,910	268,697	165,625
Stock based compensation	624,593	129,089	1,754,706	695,910
Adjusted EBITDA	$(4,737,196)	$(2,035,248)	$(16,128,266)	$(7,960,447)

Reportable Segment Information:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues:
Argentina	$5,805,137	$2,062,775	$19,553,584	$8,352,236
United States	14,002,066	-	24,464,164	-
Total Revenue	$19,807,203	$2,062,775	$44,017,748	$8,352,236

Cost of Services:
Argentina	$7,227,132	$2,865,514	$24,934,757	$10,630,233
United States	15,154,338	-	28,067,742	-
Total Cost of Services	$22,381,470	$2,865,514	$53,002,499	$10,630,233

Gross Profit:
Argentina	$(1,421,995)	$(802,739)	$(5,381,173)	$(2,277,997)
United States	(1,152,272)	-	(3,603,578)	-
Total Gross Profit	$(2,574,267)	$(802,739)	$(8,984,751)	$(2,277,997)